EXHIBIT 1

GENERAL BY-LAWS OF THE COMPANY

BY-LAW NUMBER 1

The following general by-laws, also referred to as By-law number 1, have been adopted by resolution of the directors and confirmed by resolution of the shareholders, in conformity with the Canada Business Corporation Act.

I.	GENERAL

1	DEFINITIONS

1.01	DEFINITIONS IN THE BY-LAWS. Unless there is an express provision to the contrary or unless the context clearly indicates otherwise, each of the following expressions shall have the meaning ascribed to it as follows:

“Act” means the Canada Business Corporation Act, S.C. 1974-75-76, c.33, as amended, including any act that may replace it, in whole or in part;

“articles” means the original or restated articles of incorporation, as well as any articles of amendment, amalgamation, continuance, reorganization, arrangement, dissolution or revival;

“auditor”includes a firm or partnership of auditors;

“by-law”means the present “by-laws as well as any other by-law in force, as amended from time to time;

“directors” or “Board of directors” means the persons whose names appear in a notice referred to in section 101 or 108 of the Act and includes a sole director, a de facto director as well as any person occupying the position of director;

“person” includes an individual, partnership as defined by the Civil Code of Québec, association, company, trustee, executor, tutor, curator, legal representative or a body corporate wherever or however incorporated;

“powers of the directors” means those set out in section 110(3) of the Act as being reserved exclusively for the directors, namely to:

a)	submit to the shareholders any question or matter requiring their approval;

b)	fill a vacancy amoung the directors or in the office of auditor;

c)	issue securities upon such terms as they authorize;

d)	declare dividends;

e)	purchase, redeem or otherwise acquire shares issued by the Company;

f)	pay a commission referred to in section 39 of the Act;

g)	approve a management proxy circular referred to in Part XII of the Act;

h)	approve a take-over bid circular or directors’ circular referred to in Part XVI of the Act;

i)	approve any financial statements referred to in section 149 of the Act; or

j)	adopt, amend or repeal by-laws;

“representative” means any director, officer, or other agent of the Company as well as any other person who, at the request of the Company, acts as director, officer or agent of a body corporate of which the Company holds shares or is a creditor;

“unanimous shareholder agreement” or “unanimous agreement” means the shareholders agreement referred to in section 140 of the Act as well as the declaration of the sole shareholder referred to in this same section.

1.02	DEFINITIONS IN THE ACT. Except for the preceding definitions, words and expressions defined in the Act have the same meaning in the by-laws.

2	INTERPRETATION

2.01	RULES OF INTERPRETATION. In the by-laws, unless the context indicates otherwise, the singular includes the plural and vice-versa; and the neuter includes the masculine and the feminine and vice-versa.

2.02	DISCRETION. Except as otherwise provided, where the by-laws confer a discretionary power upon the directors, they shall exercise such power honestly and in good faith in the best interest of the Company. The directors may also decide not to exercise such power. No provision contained in these by-laws shall be interpreted so as to give the directors greater powers than provided in the Act.

2.03	PRIMACY. In case of inconsistency between the Act, the unanimous shareholder agreement, the articles or the by-laws, the provisions of the Act shall prevail; the unanimous shareholder agreement shall prevail over the articles and the by-laws, and the articles shall prevail over the by-laws.

2.04	TITLES. Titles in the by-laws are intended for ease of reference only and shall not be considered in the interpretation of the by-laws.

3	NOTICES

3.01	NOTICES TO SHAREHOLDERS AND DIRECTORS. Any notice or document which the Company is required to give to its shareholders or directors, under the provisions of the Act, its regulations, the articles or the by-laws of the Company and any unanimous shareholder agreement shall be sent by prepaid mail or delivered personally to the shareholders or directors, at their latest address as it appears in the records of the Company or those of its transfer agent. If two or more persons hold shares jointly, notice shall be sent to the joint-holder whose name appears first in the corporate records and delivery of notice to such person shall constitute sufficient delivery to all other joint-holders.

3.02	ADDRESSES OF SHAREHOLDERS. Subject to section 47(2) of the Act, the Company may treat the registered owner of a security as the person exclusively entitled to receive notices and other documents meant for the shareholders. Any notice or document sent to such person, at the latest address appearing in the records of the Company, shall constitute sufficient delivery to the heirs, executors, rightful claimants, transferees and other agents of the shareholder.

II	THE COMPANY

4	REGISTERED OFFICE

4.01	LOCATION. The registered office of the Company shall be located in Canada, in the place indicated in its articles and at the address indicted in the last notice sent to the Director.

4.02	CHANGE OF ADDRESS. The directors may by resolution change the address of the registered office within the place specified in the articles. The Company may also transfer its registered office to another place by amending its articles, effective on the date appearing on the certificate of amendment.

5	CORPORATE SEAL AND LOGO

5.01	FORM. The directors may determine the form of the corporate seal and may amend it by ordinary resolution.

5.02	LOGO. The Company may adopt a logo having such specifications as shall be determined by the Board of Directors.

5.03	CUSTODY AND USE. The corporate seal shall be kept at the registered office of the Company or in any other place determined by the directors and only a person designated by the directors shall have the authority to affix it to documents emanating from the Company.

5.04	VALIDITY. In the case of third persons dealing in good faith, the Company may not allege that a document to which the seal of the Company has been affixed and which emanates normally from one of its directors or representatives is not valid or not genuine.

6	FINANCES

6.01	BANKING. Banking and financial operations of the Company shall be carried on with the banks or other financial institutions designated by the directors. The directors shall also designate one or more persons to carry out the banking or financial operations on behalf of the Company.

6.02	FINANCIAL YEAR. The date of the end of the financial year of the Company shall be determined by the Directors.

6.03	ACCOUNTANT. Subject to the Act, the shareholders of the Company may resolve not to appoint an auditor by resolution approved unanimously by all shareholders, including those not otherwise entitled to vote. Such resolution shall remain in force until the next annual meeting of shareholders. The directors may, the case being, appoint an accountant to prepare the financial statements of the Company and to perform such other duties as the directors determine.

6.04	AUDIT COMMITTEE. The Board of directors may, or if required by-law shall, create an audit committee constituted of at least three directors of the Company, a majority of whom shall not be officers or employees of the Company or of any of its affiliates. The audit committee shall review the financial statements of the Company prior to approval by the directors, pursuant to section 152 of the Act. The auditor of the Company or a member of the audit committee may call a meeting of the committee.

III	CORPORATE REPRESENTATIVES

7	DIRECTORS

7.01	NUMBER. Subject to section 102 of the Act and within the limits indicated in the articles, the exact number of directors shall be determined by the directors and failing which their number shall be the number of directors appearing on the notice sent for registration pursuant to the Act. A majority of directors of the Company shall be residents of Canada, subject to section 100(4) of the Act.

7.02	QUALIFICATIONS. Unless the articles or a unanimous shareholder agreement specify otherwise, a director is not required to hold shares issued by the Company. Any individual may qualify for election as a director, except persons less than eighteen years of age or of unsound mind having been so found by a court in Canada or elsewhere or persons having the status of bankrupt.

7.03	TENURE. The directors shall be elected by the shareholders at the annual meeting or, if necessary, at a special meeting of shareholders. Unless his office ends before term, an incumbent director shall hold office for one year or until his successor is elected. A director whose term has expired may be re-elected.

7.04	RESIGNATION. A director may, at any time, resign from office by forwarding a letter of resignation, by messenger or by registered or certified mail, to the registered office of the Company, such resignation to become effective when the letter of resignation is sent or at the time specified in it, whichever is later.

7.05	DISMISSAL. The shareholders may, by ordinary resolution adopted at a special meeting, dismiss any director from office. Where the holders of any class or series of shares of the Company have the exclusive right to elect a director, a director so elected may only be dismissed by an ordinary resolution adopted at a meeting of the shareholders of that class or series of shares. A director who receives notice or otherwise learns of a meeting of the shareholders to be held for the purpose of dismissing him from office is entitled, in accordance with section 105 of the Act, to submit to the shareholders a written or oral statement setting out the reasons why he opposes such action or resolution. A vacancy created by the dismissal of a director may be filled at the meeting of the shareholders at which the director is dismissed.

7.06	END OF TENURE. The term of office of a director of the Company shall terminate by reason of his death, resignation, dismissal, the bankruptcy of the Company or ipso facto if he becomes disqualified from serving as a director.

7.07	REPLACEMENT. Subject to the provisions of the Act and unless the articles require otherwise, a quorum of directors may fill a vacancy in their numbers. If a vacancy cannot be filled by the directors, they shall call a special meeting of shareholders expressly to fill such vacancy within thirty days. If there are no directors or if the directors fail to convene such a meeting, a meeting may be called by any shareholder holding not less than five percent of the issued shares of the Company, upon expiry of the delay. The vacancy shall be filled by way of an ordinary resolution of the shareholders or, the case being, by the holders of a class or series of shares having the exclusive right to elect the director whose office is vacant. Any director appointed to fill a vacancy shall hold office for the unexpired portion of his predecessor’s term and shall remain in office until his successor is elected.

7.08	DE FACTO DIRECTOR. An act of a person acting as director or officer is valid, notwithstanding an irregularity in his election or appointment, a defect in his qualification as director or officer and notwithstanding the fact that any unregistered notice relating to the composition of the Board of directors is incomplete, irregular or erroneous.

7.09	REMUNERATION AND EXPENSES. The directors may fix their own remuneration without a resolution. Unless otherwise provided, such remuneration is supplementary to any other benefits received for another office or employment with the Company. A director may receive advances and shall be reimbursed for expenses incurred in the performance of his duties as such.

7.10	POWERS. The directors are vested with all the powers of the Company, except those which the Act expressly reserves for the shareholders. Despite the absence of shareholders’ approval, the directors may gratuitously dispose of corporate assets, even in substantial amounts, provided that such donations are made in the best interests of the Company.

7.11	CONFLICT OF INTEREST. A director or an officer who is a party to a material contract or proposed material contract with the Company or is a director or an officer of or has a material interest in any person who is a party to a material contract or proposed material contract with the Company, shall disclose the nature and extent of his interest at the time and in the manner prescribed by the Act. All such contracts or proposed contracts shall be referred to the Board of directors or to the shareholders for their approval, even if under normal circumstances the contract or proposed contract would not require such approval, and a director who has any interest whatsoever in such a contract shall not have the right to vote on any resolution concerning its approval, except as permitted in the Act.

7.12	DISCLOSURE OF INTEREST. By accepting office, a director is deemed to have given a general notice to the Company and to the other directors in which he discloses his interest in any contract with respect to his remuneration, compensation, indemnification or insurance relating thereto. This clause shall be deemed to constitute sufficient disclosure in accordance with article 115(6) of the Act. Any entry in the disclosure of interest register, if the Company has such a register, shall be deemed to constitute a sufficient general disclosure of interest from a director in accordance with article 115(6) of the Act.

8	MEETINGS OF DIRECTORS

8.01	NOTICES. Meetings of directors may be convened at any time by the President, any Vice-President, the Secretary or any two directors. A notice specifying the place, date and hour of such meeting shall be sent to each director by mail or delivered personally to him, at his latest address as shown in the records of the Company or in the last notice filed under sections 101 or 108 of the Act. Notice of meeting shall be sent at least five days prior to the meeting. It need not specify the purpose of, nor the business to be transacted at, the meeting but it shall specify any matter concerning the powers specially reserved for the directors. A director is deemed to have received notice of a meeting within the normal delay of postal delivery unless there are reasonable grounds to indicate that such notice was not received within the normal delay or was not received at all. If the address of a director does not appear in the records of the Company, the notice may be sent to the address, where in the judgement of the sender, it is most likely to be received by the director with a minimum of delay.

8.02	ANNUAL MEETING. Immediately after the first meeting of the shareholders and immediately after each annual meeting of the shareholders, a meeting of the newly elected directors shall be held, provided that quorum exists, for the purposes of appointing the officers and other representatives of the Company, and for the transaction of any other business that may come before.

it. Such meeting shall be held without notice unless a proposal concerning the powers reserved for the directors is contemplated.

8.03	REGULAR MEETINGS. The directors may determine the place and date where regular meetings of the Board will be held. A copy of any resolution establishing the place, the date and the time of a regular meeting shall be sent to all directors immediately after its adoption, and then no further notice for a regular meeting will be required unless a proposal concerning to the powers of the directors is contemplated.

8.04	EMERGENCY MEETING. A meeting of directors may be called by any means, at least three hours before the meeting by any person who has the power to convene a meeting of directors, if such person deems it is urgent that such meeting be held. Such notice shall be sufficient and the meeting so called shall be valid.

8.05	WAIVER OF NOTICE. A director may, in writing, waive his right to receive a notice of meeting of the Board, to any amendment thereof or to the delay indicated in such notice. A waiver of notice may be given before, during or after the meeting. Attendance at a meeting is a waiver of notice, except where a director attends for the purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called. Signing of the resolutions in lieu of a meeting is also a waiver of notice of the convening and the holding of an actual meeting.

8.06	PLACE OF BUSINESS. Meetings of the directors shall be held at the registered office of the Company or at any other place, in Canada or elsewhere, which the directors may determine.

8.07	QUORUM. Subject to the articles and the by-laws of the Company, the quorum at a meeting of the Board of directors is fixed at two of the directors in office. The quorum shall be maintained for the duration of the meeting.

8.08	CANADIAN MAJORITY. The Board of directors shall not transact any business at a meeting of directors unless a majority of directors present are residents of Canada, except for the filling of a vacancy on the Board caused otherwise than by an increase in the number or minimum number of directors required by the articles, or by the failure to elect the number or minimum number of directors required by the articles. Notwithstanding the above, directors may transact business at a meeting of directors where a majority of Canadian resident director(s) is not present, if a director who is unable to be present approves in writing or by telephone or other means of communication the business transacted at the meeting, and if a majority of directors resident of Canada would have been present had that director been present at the meeting.

8.09	PRESIDENT AND SECRETARY. The President of the Company or, in his absence, any Vice-President shall preside over all meetings of directors and the Secretary of the Company shall be the secretary of the meeting. In their absence, the directors shall choose a chairman from their number and if necessary, any other person competent to serve as secretary of the meeting.

8.10	PROCEDURE. The chairman of a meeting of directors shall be responsible for the proper conduct of the meeting and shall submit any proposal upon which a vote of the directors is required. He shall establish reasonable and impartial rules of procedure to be followed, subject to the Act, the by-laws of the Company, and those rules normally followed by deliberative assemblies. Failure by the chairman to present a proposal at a meeting shall entitle any director to do so before the said meeting adjourns or ends. If such proposal falls within the powers of the directors, they may consider the proposal without it having been seconded and provided that mention of such proposal is not required in a notice of meeting.

8.11	VOTE. Any question submitted to the Board of directors shall be decided by a majority vote of directors present and voting. Each director may cast one vote and voting shall be by show of hands unless the chairman of the meeting or a director present at such meeting requests a ballot. If a ballot is held, the secretary of the meeting shall serve as scrutineer and count the ballots. In either case, if one or more directors attend a meeting by means of a technical device, they shall indicate verbally to the secretary, the manner in which they case their vote. Voting by proxy is not permitted at any meeting of directors. In the case of an equality of votes, the chairman of the meeting shall not have a second or casting vote.

8.12	COMMUNICATION BETWEEN DIRECTORS. One, several or all directors may, with the consent of all other directors of the Company, which may be given before, during or after a meeting, participate in a meeting of the Board of directors by means of a technical device, such as a telephone, which allows them to communicate with the other directors or persons attending the meeting. Such directors are deemed to have attended the meeting which is deemed to have been held in Canada and to be composed of a majority of resident Canadians, if the majority of the directors who participate in person or by means of a technical device are resident Canadians. A meeting held using such technical means may decide on any question, including the powers reserved exclusively for the directors. A director may also disclose any conflict of interest at such meeting. The secretary shall deep minutes of such meetings and shall record any dissent in accordance with article 118 of the Act. The declaration of the president and the secretary of a meeting so held to the effect that a director participated at the meeting is valid in the absence of evidence to the contrary. In the case of an interruption of the communication with one or several directors, the meeting shall be validly constituted if a quorum is maintained.

8.13	RESOLUTIONS IN LIEU OF MEETING. A written resolution, signed by all the directors entitled to vote thereon at a meeting of the Board of directors, has the same validity as if it had been adopted at the meeting. Copies of all such resolutions shall be kept with the minutes of the proceedings of the Board of directors.

8.14	ADJOURNMENT. The chairman of a meeting of directors may, with the consent of the majority of directors present, adjourn the meeting to another time and place. The resumption of any meeting so adjourned may take place without formal notice. If a quorum of directors is present at the reconvened meeting, the directors may validly transact any business which was not completed at the original meeting. The directors who constituted the quorum at the original meeting need not be those constituting the quorum at the reconvened meeting. If a quorum of directors does not exist at the commencement of the reconvened meeting, the meeting is deemed to have ended at the time adjournment was announced.

8.15	VALIDITY. Decisions made during a meeting of the directors are valid notwithstanding an irregularity in the election or appointment or a defect in the qualification of one or more directors.

9	EXECUTIVE COMMITTEE

9.01	APPOINTMENT. The directors may create an executive committee and appoint its members. Such appointments take place at the meeting of the Board of directors following the annual meeting of shareholders.

9.02	QUALIFICATIONS. The members of the executive committee shall be chosen from amoung the directors. A majority of the members of the executive committee shall be resident Canadians, except as provided in section 100(4) of the Act.

9.03	END OF TERM. The term of office of a member of the executive committee shall terminate by reason of his death, resignation, dismissal by the directors, disqualification from serving as a director or when his successor is appointed. His office also terminates when he ceases to be a director.

9.04	DISMISSAL AND REPLACEMENT. The Board of directors may dismiss any member of the executive committee from office before term and it may fill any vacancy thus occurring at a special meeting held for such purpose.

9.05	POWERS. Subject to section 110(3) of the Act, the executive committee shall exercise all the powers delegated to it by the Board of directors in the management and control of the operations of the Company except those which require the approval of the shareholders and those which are reserved for the directors. The executive committee shall render account to the directors and the latter may reverse or modify any decision or action taken by the committee, subject to the rights of third parties.

9.06	MEETINGS. Meetings of the executive committee are subject mutatis mutandis to the rules and procedures which govern the meetings of the Board of directors. A majority of the members shall constitute a quorum for such meetings.

9.07	REMUNERATION. The directors shall determine the remuneration of the members of the executive committee. Unless otherwise provided, such remuneration shall be supplementary to any other benefits received for another office or employment with the Company.

10	OFFICERS AND OTHER REPRESENTATIVES

10.01	APPOINTMENT. Subject to the provisions of the articles, the by-laws or a unanimous agreement, the directors may appoint any capable person, who shall not have to be a shareholder or director of the Company, as the President, Vice-President, Treasurer or Secretary, and designate assistants to such officers. The directors or the President, with their consent, may also create any other office and name capable persons, whether shareholders or not, to represent the Company and perform the duties they determine. Such representatives may delegate the powers that they have received from the directors, and also those that normally relate to their office.

10.02	PLURALITY. The same person may hold more than one office of the Company, provided that a conflict does not arise in the exercise of such offices. Where the Secretary is also the Treasurer, he may be designated as the “Secretary-Treasurer”.

10.03	TERM OF OFFICE. Unless the directors of the Company dismiss an officer or other representative before term, such officer or other representative shall perform his duties which relate to his office until his successor has been duly appointed by the Board of directors.

10.04	RESIGNATION AND DISMISSAL. Any officer or representative my resign from office by forwarding a letter of resignation, by messenger or by registered or certified mail, to the registered office of the Company. The directors may dismiss any officer of the Company and may elect or appoint another person to the same office. The dismissal or resignation of an officer, however, is subject to the provisions of any employment contract between that person and the Company, if such contract exists.

10.05	RESIGNATION. The remuneration of officers and other representatives of the Company shall be fixed by the directors who shall not have to adopt a resolution to this effect, or in their absence, by the President. Unless indicated otherwise, such remuneration is supplementary to any other benefits received pursuant to another office or employment with the Company.

10.06	POWERS AND DUTIES. Subject to the provisions of the articles, the by-laws or a unanimous agreement, the directors shall determine the powers of the officers and other representatives of the Company. The directors may delegate to them all their powers, except those reserved exclusively for the directors or those requiring the approval of the shareholders. The officers and other representatives shall also exercise, in Canada and elsewhere, the powers specified in the Act or which normally relate to their office. In case of absence, inability, refusal or failure to act or for any other reason that the directors deem sufficient, they may delegate the powers of an officer or other representative to any other person for a period of time that they deem appropriate. The officers and other representatives shall exercise their powers in the best interest of the Company and within the limits of their respective powers. They are deemed to have acted with appropriate skill and all the care of a prudent administrator if they acted in reliance upon the opinions, reports or advice of experts.

10.07	CHAIRMAN OF THE BOARD. The Chairman of the Board shall, when present, preside at all meetings of the board of directors, the committee of directors and the shareholders.

10.08	PRESIDENT. The President of the Company shall be its chief executive officer, under the control of the directors. He shall supervise, administer and generally manage the commercial and internal affairs of the Company, except the powers reserved for the directors and business which must be transacted by the shareholders at general meetings. He shall exercise all the powers and duties delegated to him by the Board of directors; and he shall preside over all meetings of the directors and shareholders, if present.

10.09	VICE-PRESIDENT. In case of absence, disability, refusal or failure to act on the part of the President, the Vice-President shall exercise all the powers and perform all the duties of the President. If there are two or more Vice-Presidents of the Company, the President may designate one Vice-President to act on his behalf and in case of failure by the President to do so, the directors shall designate such Vice-President; failing such designation, the Vice-Presidents shall act on the basis of seniority.

10.10	TREASURER. The Treasurer shall manage the finances of the Company. He shall deposit all monies and other valuables of the Company in its name and to its credit in such banks or other financial institutions as determined by the directors. He shall render to the directors, whenever required, an accounting of the financial position of the Company and of all his transactions as Treasurer. The Treasurer shall prepare, maintain and keep adequate accounting books and records. He shall perform such other duties relating to the office of Treasurer as may be required by the directors or the President. The directors or, if they fail to act, the Treasurer may appoint an Assistant-Treasurer to exercise the powers and perform the duties of the Treasurer which are delegated to him.

10.11	SECRETARY. The Secretary shall be responsible for the books, reports, notices and other documents which the Company must by law keep and produce. He shall act as secretary at all meetings of the Board of directors and its committees and at all meetings of the shareholders. He shall give notice of any meeting of the Board of directors or its committees as well as of meetings of the shareholders. He shall keep in safe custody in an appropriate record book the minutes of the above-mentioned meetings. He shall also be the custodian of the corporate seal. Finally, he shall perform such other duties as prescribed by the President or the directors. Assistant-Secretaries may perform any of the duties of the Secretary delegated to them by the Secretary or the directors.

10.12	MANAGING DIRECTOR. The directors may appoint from their number a Managing Director of the Company. Such officer shall be a resident Canadian. He shall manage the affairs of the Company within the limits of the powers determined by the directors. He shall regularly render an account of his management to the directors. His term in office shall end upon his death, resignation, dismissal, replacement or disqualification from office as a director. His term in office shall also end when he ceases to be a director or a resident Canadian.

10.13	CONFLICT OF INTEREST. An officer shall disclose his interest in any material contract or proposed material contract with the Company, in accordance with articles 7.11 and 7.12 of these by-laws.

10.14	SECURITY. The directors, the President or any person duly authorized by them, may require that an officer, representative or employee of the Company post a security bond to guarantee the proper performance of his powers and duties. This security bond shall be in such form and shall contain such guarantees that the directors may determine.

10.15	SIGNING OF DOCUMENTS. Contracts, documents and written instruments requiring the signature of the Company may be signed by the President solely or by two persons acting as Vice-President, director, Secretary, Treasurer, Managing Director, general manager or by their duly authorized assistants. The directors may also designate any other person to sign and deliver on behalf of the Company all contracts, documents and written instruments. The phrase “contracts, documents and written instruments” includes, among others, deeds, hypothecs, pledges, transfers and assignments of any kind, agreements, receipts and discharges, bonds, debentures and other securities and cheques and other bills of exchange of the Company.

10.16	MECHANICALLY REPRODUCED SIGNATURE. Subject to section 45 of the Act with respect to share certificates, the directors may permit the signatures appearing on contracts. documents and written instruments emanating from the Company to be mechanically reproduced.

10.17	REPRESENTATIVES TO OTHER CORPORATE BODIES. The directors may authorize any person to sign and convey proxies and to exercise the right to vote attaching to any securities held by the Company. The directors may also determine, from time to time, the manner in which, and designate one or more persons by whom, any right to vote shall be exercised.

10.18	LEGAL PROCEEDINGS. The President, any officer or other person authorized by the directors are respectively authorized to appear and to answer for the Company with respect to all writes, orders, interrogatories upon articulated facts issued by any court; to answer in the name of the Company with respect to any seizure by garnishment in which the Company is garnishee and to make any affidavit or sworn declaration relating to such seizure or to any proceeding to which the Company is made a party; to make demands of abandonment or petitions for winding-up or sequestration orders against any debtor of the Company, to attend and vote at any meeting of the creditors of the debtors of the Company; to grant proxies and to undertake, with respect to such proceedings, any action they deem in the best interest of the Company.

11	DIVISIONS

11.01	CREATION. The directors may divide the activities of the Company into divisions or subdivisions by such criteria and for such purposes that they determine. They may also consolidate divisions or subdivisions by such criteria that they determine.

11.02	MANAGEMENT. The directors or the President with the consent of the Board of directors, may name one or more officers to manage a division or subdivision and may determine their powers, conditions of employment and remuneration. Officers of divisions or subdivisions of the Company are not necessarily considered as officers of the Company.

12	INDEMNIFICATION OF REPRESENTATIVES

12.01	WAIVER OF LIABILITY. No representative of the Company shall be held liable for the acts, negligence or fault of any person, representing the Company or not. In particular, such person shall not be held liable for losses incurred by the Company because of incapacity, or by way of defects in the title of properties or securities acquired by the Company, or damages incurred because of the bankruptcy or insolvency of a trustee of the assets of the Company.

12.02	INDEMNIFICATION. Subject to the Act, the Company may indemnify its representatives or their predecessors as well as their heirs and legal representatives against all costs, charges and expenses of any nature incurred by them with respect to any civil, criminal or administrative action or proceeding to which they are made a party by reason of being or having been representatives of the Company. The Company may obtain insurance in order to indemnify such persons. These persons may also receive advances or be reimbursed for expenses incurred by them in the performance of their duties without requiring the approval of the shareholders. The reimbursement of such expenses or payment of such indemnities may be guaranteed by a lien on the assets of the Company.

IV	SHAREHOLDERS

13	SHARES AND TRANSFER OF SHARES

13.01	SUBSCRIPTION AND ISSUE OF SHARES. The directors shall determine the terms relating to the subscription of shares of the Company and shall issue and distribute such shares in conformity with such terms.

13.02	CENTRAL AND BRANCH REGISTERS. The directors shall determine the place within Canada where the Company shall maintain a central securities register, and failing such a decision, this register shall be maintained at the registered office of the Company. The directors may also determine one or more places, within or outside Canada, where branch securities registers shall be kept.

13.03	TRANSFER AGENTS. The directors may designate one or more agents to act as transfer agents of the Company and to maintain a central securities register, or the case being, branch securities registers. The transfer agent shall keep the registers required for the recording of the issue or transfer of all securities. Securities so issued shall bear the signature of the transfer agent and certificates therefore are not valid unless they are so countersigned.

13.04	DECEASED SHAREHOLDER. In the event of the death of a holder or a joint-holder of securities of the Company, the Company shall not modify the securities register nor effect any dividend payment or other distribution in respect of such securities unless all the documents required by the Act are submitted and any other reasonable requirements imposed by the Company or its transfer agent are satisfied.

14	SHARE CERTIFICATES

14.01	CERTIFICATE FORM. Certificates representing shares of the Company shall be in a form approved by the Board of directors. Such certificates shall bear the signature of a director or officer. Subject to section 45(4) of the Act, the Company may issue share certificates bearing the printed or mechanically reproduced signature of directors or officers, notwithstanding the fact that they have ceased to hold office.

14.02	REPLACEMENT OF CERTIFICATES. Where a shareholder claims, in a written statement, that a share certificate has been lost, destroyed or stolen and provides a description of the circumstances surrounding such event, the Company shall issue a new share certificate provided that:

a)	previously the Company had not been previously notified that the share certificate has been acquired by a bona fide purchaser;

b)	the shareholder provides the Company an indemnity bond which the Company deems sufficient; and

c)	any other reasonable requirements imposed by the directors, the President or the Secretary of the Company are satisfied.

15	DIVIDENDS

15.01	DECLARATION AND PAYMENT. Subject to section 40 of the Act, the directors may declare and pay dividends to the shareholders according to their respective rights and interests therein. Such dividends may be paid in money, property or by issuing fully paid shares of the Company. The directors may set aside a reserve fund for the payment of dividends.

15.02	UNCLAIMED DIVIDENDS. Any dividend remaining unclaimed for a period of five years from the date of its declaration shall be forfeited and shall revert to the Company.

16	MEETING OF SHAREHOLDERS

16.01	PLACE OF MEETINGS. Meetings of the shareholders shall be held at the registered office of the Company or at any other place in Canada designated by the directors. Meetings may, with the unanimous consent of all the shareholders having a right to vote at such meetings, be held outside Canada, if the auditor and all the directors are present or have waived, in writing, the right to receive a notice of meeting or have consented to the holding of the meeting.

16.02	CONVENING OF MEETINGS. The directors shall determine the date, the hour and the place, if the meeting is not being held at the registered office, of each annual or special meeting of the shareholders. Special meetings may be convened at any time by the directors or at the request of the shareholders in accordance with section 137 of the Act. Annual meetings shall be held within six months following the end of the financial year and within fifteen months following the date of the last annual meeting.

16.03	NOTICE OF MEETING. Notice of the date, hour and place of any meeting of the shareholders shall be sent between the fiftieth and the twenty-first day preceeding the meeting, to each shareholder entitled to vote thereat and to each director, at the last address known as it appears in the records of the Company, and to the auditor. The auditor is entitled to receive notice of every meeting of shareholders and, at the expense of the Company, to attend and be heard thereat on matters relating to his duties as auditor. If a director or shareholder of the Company, whether entitled to vote or not, gives the auditor or a former auditor written notice not less than ten days before a meeting of shareholders, the auditor or former auditor shall attend the meeting at the expense of the Company and answer questions relating to his duties as auditor.

16.04	CONTENT OF NOTICE. A notice of meeting shall specify all business which is to be transacted at the meeting and shall state the nature of that business in sufficient detail to permit the shareholders to form a reasoned judgment thereon as well as the text of any special resolution to be submitted to the meeting. However, a notice of annual meeting need not specify that the approval of the financial statements, the auditor’s report, the renewal of his mandate and the election of the directors are part of the agenda, however a copy of the financial statements and the auditor’s report shall be sent with the notice.

16.05	WAIVER OF NOTICE. A meeting of the shareholders may lawfully be held at any time and for any purpose without the notice required by the Act or the by-laws, if all shareholders entitled to vote at such meeting, all directors and the auditor waive notice of the meeting in any manner. Such waiver of notice may take place either before, during or after the meeting. Attendance at a meeting constitutes a waiver of notice except where a person attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting was not lawfully called. Signing of the resolutions in lieu of a meeting is also a waiver of notice of the convening and the holding of an actual meeting.

16.06	IRREGULARITIES. Irregularities in the notice of meeting or in its delivery as well as its accidental omission or non receipt in respect of any shareholder or director or the auditor shall not affect the validity of a meeting of the shareholders.

16.07	QUORUM. A quorum shall exist at a meeting of shareholders, if two shareholders are present and represent personally or by proxy at least 10% of the shares entitled to vote at such meeting. If a quorum exists at the commencement of a meeting of shareholders, the shareholders present in person or by proxy may proceed with the business of the meeting notwithstanding the fact that a quorum is not maintained throughout the course of the meeting. If the Company has one sole shareholder or if there is only one holder of a category of shares having the right to vote at a meeting of shareholders, the shareholder present in person or represented by proxy shall constitute a quorum.

16.08	ADJOURNMENT. Should a quorum not exist within fifteen (15) minutes after the time fixed for a meeting of the shareholders, those shareholders present and entitled to vote may adjourn the meeting until a quorum is attained. The resumption of any meeting so adjourned may take place without formal notice, provided that a quorum is attained and that the meeting so adjourned is reconvened within thirty (30) days. When the meeting resumes, it may validly transact any business which was to be transacted at the adjourned meeting.

16.09	PRESIDENT AND SECRETARY. The President or, in his absence, any Vice-President, shall preside at the meeting of shareholders. The Secretary shall act as secretary at meetings of the shareholders. In their absence, the shareholders may designate any person to act as chairman or secretary of the meeting. A chairman and a secretary need not be appointed if a meeting is adjourned.

16.10	PROCEDURE. The chairman of the meeting of shareholders shall be responsible for the proper conduct of the meeting and shall submit any proposal upon which a vote of the shareholders is required. He shall establish reasonable and impartial rules of procedure to be followed, subject to the Act, the by-laws of the Company and those rules normally followed by deliberative assemblies. He shall decide any matter including, among others, issues relating to the validity of a proxy. Such decisions are final and shall bind the shareholders.

16.11	RESOLUTIONS IN LIEU OF MEETING. Except where a written statement is submitted by a director under section 105(2) or by the auditor under section 162(5) of the Act, a written resolution, signed by all the shareholders entitled to vote on such resolution at a meeting of shareholders has the same validity as if it had been adopted at the meeting. Copies of all such resolutions shall be kept with the minutes of meetings of shareholders.

16.12	PROXY. A shareholder entitled to vote at a meeting of shareholders may, by means of a proxy, appoint a proxy holder as well as an alternate proxy holder, neither of whom is required to be a shareholder, to attend and act at the meeting within the limits of the proxy. The proxy shall be signed by the shareholder or by a representative duly authorized in writing. It does not need to be signed before witnesses. A proxy holder may hold proxies from more than one shareholder. Such proxy shall be valid only at the meeting for which it is given as well as any reconvened meeting in case of adjournment.

A proxy implies a revocation of any former proxy. A shareholder may revoke a proxy by depositing a written instrument executed by him or his attorney authorized in writing, at the registered office of the Company before the end of the last business day preceeding the day of the meeting, or in the event of an adjournment, of the subsequent meeting, or in any other manner permitted by law.

16.13	RIGHT TO VOTE. Subject to the article, each shareholder shall be entitled to one vote for each share held carrying a right to vote at the meeting of the shareholders. Such right shall belong to the shareholders whose names appear in the securities register at the record date or if no record date is fixed, at the close of business on the day immediately preceeding that on which notice is given or, if no notice is given, the day on which the meeting is held.

16.14	JOINT SHAREHOLDERS. When two or more persons hold shares jointly, one of such holders present at a meeting of shareholders may, in the absence of others, vote the shares held jointly. However, when two or more joint shareholders are present in person or by proxy, they shall vote as one of the shares held jointly.

16.15	SHAREHOLDERS’ REPRESENTATIVE. When a person is the holder of shares as the representative of a shareholder, such person or his proxy holder is entitled to vote such shares at any meeting of the shareholders where such shares have the right to vote.

16.16	VOTE BY A SHOW OF HANDS. Any question submitted to a meeting of the shareholders shall be decided by a vote cast by a show of hands, unless a ballot is requested or unless the chairman designates another manner of voting. Subject to section 146 of the Act, proxies shall also vote by a show of hands. The chairman of the meeting shall not be entitled to a second or casting vote in the event that the vote is tied. At any meeting of the shareholders, a statement by the chairman that a resolution has been adopted or rejected by unanimous consent or by a particular majority constitutes conclusive evidence of the adoption or rejection of such resolution without requiring further evidence as to the number or percentage of votes cast in favour or against the proposal.

16.17	BALLOT. In accordance with article 135 of the Act, voting at a meeting of shareholders shall be by ballot if a shareholder or a proxy holder entitled to vote at the meeting so requests. Each shareholder or proxy holder shall deliver to the scrutineer of the meeting a ballot on which appears the shareholder’s name or those of the shareholders represented, as well as the number of votes such person is entitled to cast and the manner in which they are to be cast. A vote by ballot may be requested before or after the vote by show of hands, and such request may be withdrawn before the ballot is taken.

16.18	SCRUTINEER. The chairman of the meeting of the shareholders may appoint one or more persons, who need not be officers nor shareholders of the Company, to act as scrutineers at any meeting of shareholders. In absence of such appointment, the secretary of the meeting shall act as a scrutineer.

17	DISCLOSURE OF INFORMATION TO SHAREHOLDERS

No shareholder may demand information concerning the management of the Company, except as provided in the Act, in particular when the directors determine that it would be contrary to the best interests of the Company to disclose such information. The directors may establish on what conditions the records and documents of the Company shall be made available to the shareholders, and no shareholder shall have the right to examine the records and documents except as permitted by the Act or by the directors.

18	BORROWING

18.01	The directors of the Company may, when appropriate:

a)	Borrow money upon the credit of the Company;

b)	Issue debentures or other securities of the Company, and pledge or sell the same for such sums and at such prices as may be deemed expedient;

c)	Notwithstanding the provisions of the Civil Code, hypothecate, mortgage or pledge the moveable or immoveable property, present or future of the Company, to secure any such debentures, or other securities, or give part only of such guarantee for such purposes; and constitute the hypothec, mortgage or pledge above mentioned, by trust deed, in accordance with sections 28 and 29 of the Special Corporate Powers Act (R.S.Q., c. P-16) or in any other manner;

d)	Hypothecate or mortgage the immoveable property of the Company, or pledge or otherwise affect the moveable property, or give all such guarantees, to secure the payment of loans made otherwise than by the issue of debentures, as well as the payment or performance of any other debt, contract or obligation of the Company.

        ENACTED by resolution of the Directors of the Company adopted on September 22, 1989 and approved, ratified and confirmed by at least two-thirds in value of the shares represented at a Special General Meeting of the shareholders held on September 22, 1989.

Jens E. Hansen, President	Michel Blouin, Secretary

GARDE, SOCIETE D’EXPLORATION MINIERE INC.
GARDE, MINING EXPLORATION COMPANY INC.

BY-LAW NUMBER 2

A By-law respecting the borrowing of money, the issuing of securities and the securing of liabilities by GARDE, SOCIETE D’EXPLORATION MINIERE INC. – GARDE, MINING EXPLORATION COMPANY INC.

BE IT ENACTED by the Directors of GARDE, SOCIETE D'EXPLORATION MINIERE INC. - GARDE, MINING EXPLORATION COMPANY INC. as By-law of the said Company as follows:

The Directors of the Company may from time to time:

(a)	Borrow money upon the credit of the Company in such amounts and upon such terms as may be deemed expedient;

(b)

Hypothecate or mortgage any or all of the immoveable property of the Company, or pledge or otherwise affect any or all of its moveable property, or give all such guarantees, to secure the payment of loans made otherwise than by the issue of debentures as well as the payment or performance of any other debt, contract or obligation of the Company;

(c)

Issue bonds, debentures, debenture stock or other securities of the Company for such amounts and upon such terms as may be deemed expedient, and pledge or sell the same for such sums and at such prices as the Directors shall determine;

(d)

Hypothecate, mortgage, pledge, cede and transfer the moveable or immoveable property, present or future, of the Company, to secure any such debentures, or other securities, or give part only of such guarantee for such purposes; and constitute the hypothec, mortgage, pledge, cession and transfer above mentioned by trust deed in accordance with sections 28 and 29 of the Special Corporate Powers Act (R.S.Q. c. P-16) or in any other manner.

(e)

Delegate to such one or more of the officers and Directors of the Company as may be designated by the Directors all or any of the powers conferred by the foregoing clauses of this By-law to such extent and in such manner as the Directors shall determine at the time of each such delegation.

        ENACTED by resolution of the Directors of the Company adopted on September 22, 1989 and approved, ratified and confirmed by at least two-thirds in value of the shares represented at a Special General Meeting of the shareholders held on September 22, 1989.

Jens E. Hansen, President	Michel Blouin, Secretary

GARDE, SOCIETE D’EXPLORATION MINIERE INC.
GARDE, MINING EXPLORATION COMPANY INC.

BY-LAW NUMBER 3

Be it and it is hereby enacted as By-law of the Company:

THAT the Articles of Incorporation of the Company be amended by abrogating schedule “B” and by replacing Schedule “C” by the following:

OTHER PROVISIONS

If authorized by by-law which is duly made by the directors and confirmed by ordinary resolution, the directors of the Corporation may from time to time:

i)	borrow money upon the credit of the Corporation;

ii)	issue, reissue, sell or pledge debt obligations of the Corporation; and

iii)	mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation, owned or subsequently acquired to secure any debt obligation of the Corporation.

Any such by-law may provide for the delegation of such powers by the directors to such officers or directors of the Corporation to such extent and in such manner as may be set out in the by-law.

Nothing herein limits or restricts the borrowing of money by the Corporation on bills of exchange or promissory notes made, drawn, accepted or endorsed by or on behalf of the Corporation.

*  *  *

The directors may from time to time, in such amounts and on such terms as it deems expedient charge, mortgage, hypothecate or pledge all or any of the currently owned or subsequently acquired real or personal, movable or immovable, property of the Corporation, including book debts, rights, powers, franchises and undertaking, to secure any debt obligations or any money borrowed, or other debt or liability of the Corporation.

The directors may from time to time delegate to such one or more of the directors and officers of the Corporation as may be designated by the directors all or any of the powers conferred on the directors above to such extent and in such manner as the directors shall determine at the time of each such delegation.

*  *  *

That the President of the Company be authorized to sign the Articles of Amendment and file same with Consumer and Corporate Affairs, the Director, Corporations Branch.

ENACTED by resolution of the Directors of the Company adopted on November 3, 1989 and approved, ratified and confirmed by resolution of the shareholders adopted on November 3, 1989.

Jens E. Hansen, President	Michel Blouin, Secretary